FINAL PURCHASING AGREEMENT

BETWEEN PUERTO RICO INDUSTRIAL COMMERCIAL HOLDINGS BIOTECH

CORPORATION AND PROJECT 1493, LLC.

I. Parties

This Final Purchasing Agreement (here on after the “Agreement”) is made and entered into by and between Puerto Rico Industrial Holdings Biotech Corporation, as Party of the First Part, and Project 1493, LLC, as Party of the Second Part.

The Party of the First Part official communication information is:

HC1 Box 16624, Humacao, P.R. 00791

(787) 508-2500

mcjpmc@aol.com

The Party of the Second Part official communication information is:

David Mitchell

793 San Patricio Avenue, San Juan, P.R. 00921

(512) 422-8916

dmitchell2120@gmail.com

II. Definitions

In the present Agreement, unless the context otherwise requires, the following words and expressions shall have the following meanings when used herein:

Department of Health = Refers to the Health Department of the Commonwealth of Puerto Rico, agency in charge of the regulations for the Medicinal Cannabis industry in Puerto Rico.

Department of State = Refers to the Department of State of the Commonwealth of Puerto Rico.

Dispensary = A registered establishment that has a valid license or authorization by the Department of Health of Puerto Rico to stock and dispense Medicinal Cannabis.

Due Diligence or Exclusivity Period = Refers to a Due Diligence Period or a longer period agreed between the parties, in which the Party for the First Part shall not negotiate with, or in any form, discuss with any third party with regard to this Agreement.

Manufacturing of Cannabis = The process of making Medicinal Cannabis extracts, concentrates, oils, edibles, beverages and other products by a licensed establishment as construed in Regulation No. 8766 of the Department of Health of Puerto Rico as amended.

Material Breach = The following situations will be considered a material breach:

a) Lack of proper licenses and permits according to Regulation 8766 of the Department of Health of Puerto Rico;

b) Failure to comply with the rules and regulations of the commonwealth of Puerto Rico for the establishments in question;

c) False representations regarding the party, the documents submitted or the property subject to the present Agreement;

d) Failure to comply with rectification of a material breach; and

e) Changes in the official communication information provided without proper notice.

Medicinal Cannabis= Refers to all parts of the Cannabis Sativa L. and Cannabis Indica, any hybrid of said plants as well as any compound, derivate, concentrate, mix or confections produced with said plants (i.e. oils, edibles, beverages, etc.) as defined by Regulation No. 8766 of the Department of Health of Puerto Rico.

MOU = Refers to the Memorandum of Understanding signed between the Parties on April 19th, 2017. A Memorandum of Understanding is a short form binding and enforceable agreement that stipulates the material terms and conditions that will ultimately become a purchase agreement if all the representations made by the seller are duly verified and confirmed during the Exclusivity Period.

Party of the First Part = Refers to Puerto Rico Industrial Holdings Biotech Corporation, who will be the seller of the Medicinal Cannabis dispensaries subject to this Agreement.

Party of the Second Part = Refers to Project 1493, LLC, who will be the buyer of the Medicinal Cannabis dispensaries subject to this Agreement.

Proposed Acquisition = The proposed acquisition of Medicinal Cannabis dispensaries by the Party of the Second Part from the Party of the First Part as contemplated in this Agreement.

Regulation No. 8766 = Regulation Number 8766 of the Department of Health of Puerto Rico: Regulation for the Use, Possession, Growth, Manufacture, Fabrication, Dispensation, Distribution and Investigation of Medicinal Cannabis, approved on the 8th of July, 2016, and its subsequent amendments.

III. Purpose

The purpose of this Agreement is to establish the terms and conditions for the sale and acquisition of the three (3) Medicinal Cannabis dispensaries described below for the amount of $300,000 USD, as previously agreed in the MOU signed on April 19th, 2017.

IV. Party Considerations and Representations

A. Party of the First Part Considerations and Representations

The Party of the First Part is a for-profit corporation established under the laws of Commonwealth of Puerto Rico, with its main offices in Humacao, P.R., with Department of State registration number 185692, represented in this act by it’s CEO, Manuel Cámara-Montull, with the main purpose of offering high level facilities to pharmaceutical industries or related to the health sector for the manufacture of medical products.

The Party of the First Part represents that it is the legally rightful owner of the leasing contracts for the following proposed Medical Cannabis dispensary establishments, as pre-qualified by the Department of Health:

1)	Proposed Medical Cannabis dispensary located on 65th Infantry Avenue, Km. 11.0, marginal 3, Lomas de Carolina, Carolina, P.R. 00987. The following descriptions and representations apply to this establishment:

a)	HERAS P.M. & I, Corp., a corporate entity represented by María Teresa Guzmán García, is the legally rightful owner of the property in which the dispensary is located.

b)	HERAS P.M. & I, Corp., and the Party of the First Part entered a Lease Agreement on August 26th, 2016, for the aforementioned property. The agreement stipulates a lease term of five (5) years, commencing on September 1st, 2016.

c)	The property in question has an approximate capacity of 2,500 square feet.

d)	The lease fee is set at $4,500 a month, with an annual increase of 5%.

e)	A lease assignment for this property was signed by the Landlord and the Parties to the present Agreement on June 15th, 2017.

2)	Proposed Medical Cannabis dispensary located on Building Paseo del Plata Shopping Center, Building No. 3, P.R. 696, int. José Efrón Avenue, Dorado, P.R., 00646. The following descriptions and representations apply to this establishment:

a)	Efron Dorado, S.E., a Puerto Rico corporate entity, is the legally rightful owner of the property in which the dispensary is located.

b)	Efron Dorado, S.E., and the Party of the First Part entered a Lease Agreement on August 30th, 2016, for the aforementioned property. The agreement stipulates a lease term of three (3) years, commencing on December 1st, 2016.

c)	The property in question has an approximate capacity of 1,900 square feet.

d)	The lease fee is set at an annual amount of $57,000 ($30 sq. ft.), with an additional monthly marketing charge of $158.33 ($1 sq. ft.)

e)	A lease assignment for this property was signed by the Landlord and the Parties to the present Agreement on June 7th, 2017.

3)	Proposed Medical Cannabis dispensary located on Bo. Quebrada de Fajardo, Carr. #3 Km. 44.9, Fajardo, P.R. 00648. The following descriptions and representations apply to this establishment:

a)	José Ramón Cariño Ribot is the legally rightful owner of the property in which the dispensary is located.

b)	José Ramón Cariño Ribot and the Party of the First Part entered a Lease Agreement on August 30th, 2016, for Local #1 of the aforementioned property. The agreement stipulates a lease term of seventy-eight (78) months with three (3) options to renew the contract for an additional term of sixty (60) months.

c)	The property in question has an approximate capacity of 2,774 square feet.

d)	The lease fee is set at a monthly payment of $3,000 with a 5% annual increase for the initial term and any subsequent renewals of the contract. Additionally, the tenant must pay an annual fee of $1,315.71 for property taxes, as well as an annual fee of $1,275 for property insurance.

e)	A lease assignment for this property has not been signed at the time of closing the present agreement.

The Party of the First Part wishes to sell all legal rights, permits, licenses, leasing contracts and assets in his power pertaining to the aforementioned dispensaries for the total amount of $300,000 USD ($100,000 USD each) with an initial deposit of $150,000 USD.

The Party of the First Part represents that all of the assets, rights and licenses pertaining to the present Agreement have been acquired legally in accordance with the laws and regulations of the Commonwealth of Puerto Rico, including Regulation 8766.

The Party of the First Part represents that he has the capacity to transfer all pertinent documents, licenses and property of his ownership so that the dispensaries remain operational during the final closing periods.

The Party of the First Part represents that he is the legally rightful owner of all assets, rights or licenses that he wishes to sell through the present Agreement.

The Party of the First Part represents that, to the best of his knowledge, there is no existing, pending or projected administrative or judicial process regarding the dispensaries subject to this Agreement.

The Party of the First Part represents that there are no outstanding fines at the moment regarding the dispensaries subject to this Agreement.

B. Party of the Second Part Considerations and Representations

The Party of the Second Part is a for-profit corporation established under the laws of Commonwealth of Puerto Rico, with its main offices in San Juan, P.R., with Department of State registration number 3292 represented in this act by David Mitchell, authorized representative of Green Spirit Industries, Inc., who is the sole member of Project 1493, LLC.

The Party of the Second Part represents his interest in purchasing the leasing contracts for the described Medical Cannabis dispensary establishments from the Party of the First Part for the amount established.

The Party of the Second Part represents that he meets the appropriate demands of capacity, competence and financial accountability to fulfill his obligations under the present Agreement. To this effect, the Party of the Second Part will provide a Certificate of Good Standing and any other pertinent and unprivileged document to support this assertion.

C. Mutual Considerations and Representations

Each party to this Agreement represents and warrants that:

(1) It has the power and authority to enter into this Agreement;

(2) All documents supplied to each other pursuant to this Agreement are valid, binding and enforceable upon said party; and

(3) Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties and conditions set out in this Agreement, the Party of the First Part agrees to sell all legal rights, permits, licenses and assets in his power pertaining to the aforementioned dispensaries to the Party of the Second Part, who in turn agrees to purchase these from the Party of the First Part.

V. Material Terms and Conditions

A. Transfer of Funds

The parties agree to establish an escrow account to manage the transfer of funds. The Party of the Second Part will deposit the amount of ($150,000 USD) to an FDIC in the United States (including the Commonwealth of Puerto Rico) or COSSEC backed institution in the Commonwealth of Puerto Rico until the present Agreement is formally closed. At which time he will deposit the remaining balance for the purchase of the aforementioned Medical Cannabis dispensaries in the following proportions, directly in benefit of the current owners of Puerto Rico Industrial Commercial Holdings Biotech, Corp., as of the signing date of this agreement:

$285,000 USD to the order of Puerto Rico Industrial Commercial Holdings, LLC

$15,000 USD to the order of E1 Holdings, LLC

The Party of the Second Part reserves the right to transfer the funds that correspond to individual locations ($100,000 USD) only upon the receipt of all documents required to close the sale for said location according to this Agreement.

B. Non-Compete Clause

The Party of the First Part agrees not to establish a Medical Cannabis dispensary within a radius of two (2) miles from one of the described dispensaries in this Agreement, or to compete directly or indirectly with the party of the Second Part within the established territorial limitations. This limitation does not include any qualified or pre qualified establishment owned by the Party of the First Part.

C. Extension of Due Diligence Period

The Parties hereby agree to extend the Due Diligence period set forth in the MOU signed on April 19th, 2017, regarding the third property described above which is located in Fajardo, P.R. The Due Diligence period for said location will be extended to a further ninety (90) days from the signing of the present Agreement. The Party of the First Part agrees to display the utmost diligence and take all necessary measures to obtain and furnish all pertinent documents regarding said establishment in a timely manner. This extension is limited only to the afore-mentioned property.

If by the end of the extended Due Diligence period, the Party of the First Part has not furnished the required documents to close the sale, the Party of the Second Part reserves the right to withdraw from the purchase of said establishment and the grand total of the sale described herein will be reduced accordingly. The present Agreement, however, will remain in full effect in regards to the other establishments that fully comply with the rules and regulations of the Commonwealth of Puerto Rico and the provisions set forth in the present Agreement.

The exclusivity provision set forth in Article V-(B) of the MOU remains in full effect, thus the Party of the First Part shall not negotiate with, or in any form, discuss with any third party with regards to the proposed acquisition.

VI. Severability

Should any portion of this Agreement be judicially declared to be null and void or unenforceable, the remainder of the Agreement shall continue in full force and effect.

VII. Integration Clause

This Agreement constitutes the entire agreement and understanding between the parties and supersedes any and all prior agreements and understandings, collateral agreements or understandings, oral or written, related to the subject matter herein. Any and all prior agreements, collateral representations or understandings, oral or written, regarding the sale and acquisition subject to this Agreement are deemed to be null and void for all legal purposes. The present Agreement may only be amended by written consent of the Parties.

VIII. Indemnification Clause

The Party of the First Part shall indemnify the Party of the Second Part for any and all causes of action, claims, suits, demands, damages, obligations, losses, settlements, potential liabilities and costs that may arise by acts or omissions occurred prior to the signing of this Agreement. This clause shall be interpreted as broad as legally possible and it extends to business partners, associates, advisors and relatives of the members entity.

The Party of the First Part will hold the Party of the Second Part harmless from and pay any loss, damage cost or expense (including, without limitation, legal fees and court costs) which the Party of the Second Part incurs by reason of any representation or warranty of the Party of the First Part being incorrect or by reason of any breach by the Party of the First Part of any of its covenants or obligations under this Agreement.

The Party of the First Part should hold a reasonable amount of funds in an escrow account for any potential liabilities that may arise before or after the closing of the Final Agreement and that are the Seller’s sole responsibility.

In the event that the Party of the First Part is compelled to indemnify the Party of the Second Part, the filing of bankruptcy will not allow the Party of the First Part to discharge the indemnification provision of the present Agreement under any condition. The Party of the First Part expressly waives any right that the bankruptcy code may furnish said party during a bankruptcy proceeding pertaining to the present obligation.

IX. Dispute Resolution/ Mediation and Arbitration Clause

Any dispute or reclamation that may arise in regards to the present Agreement, or any other circumstance that requires the intervention of an administrative or judicial forum, will be referred to mediation in the Commonwealth of Puerto Rico in accordance with the Regulation for Alternative Methods of Dispute Resolution. The mediator to be chosen must have a minimum of 15 years of experience in the private law practice.

If the parties fail to resolve any conflict through the mediation process, the issue will be resolved through arbitration in the Commonwealth of Puerto Rico and in accordance with the rules and regulations set forth by the American Arbitration Association. These rules require that a panel of three arbitrators resolve any dispute submitted to their consideration. The arbitrators must have a minimum of 15 years of experience in the private law practice. The decision of the majority of the arbitrators is a final one for the parties. The arbitrators shall resolve any dispute, including matters related to discovery of evidence that may arise during the arbitration process. The non-prevailing party will assume all of the costs of the proceedings, including all legal and attorney fees, the arbitrator fees, filing costs and any other fee incidental to the proceedings. The arbitration panel’s decision may be entered as a judicial sentence or court order in any court that has proper jurisdiction and venue.

X. Confidentiality

Except as provided herein, the existence and the terms of this Agreement shall be maintained in confidence by the parties hereto and their respective officers, directors and employees. Except as compelled to be disclosed by judicial or administrative process or by other requirements of law, legal process, rule or regulation, all public announcements, notices or other communications regarding such matters to third parties, shall require the prior approval of all parties hereto. The Party of the First Part hereby agrees not to divulge any corporate, proprietary or financial information in regards to Project 1493, LLC and any license, rights or property subject to this Agreement.

XI. Copyright Clause

The Party of the First Part hereby transfers any and all ideas, concepts, copyrighted materials and trademarks pertaining to the establishments in question to the Party of the Second Part. All of the rights conceded through the present Agreement are for the sole exploitation of the Party of the Second Part in all jurisdictions where it is legally permitted to dispense Medical Cannabis products.

XII. Governing Language

The governing language of the present document will be English. If the need for a translation arises, the document will be translated from English to Spanish.

XIII. Closing

The closing of the purchase and sale of the assets subject to this Agreement will take place at the time and place that the Parties mutually agree.

At closing and upon the final transfer of the purchase price in full, the Party of the First Part will provide the Party of the Second Part with duly executed forms and documents evidencing transfer of assets, where required including, but not limited to, bills of sale, assignments, assurances, and consents.

XIV. Signatures

IN WITNESS WHEREOF, the parties to this Agreement through their duly authorized representatives have executed this Agreement on the days and dates set out below, and certify that they have read, understood, and agreed to the terms and conditions of this Agreement as set forth herein.

The effective date of this Agreement is the date of the signature last affixed to this page. This Agreement does not require the simultaneous signing of the parties for its validity, but it does require the Party of the First Part to sign before a notary public who will thereafter proceed to notarize the entire document.

The Parties agree that the sale becomes absolutely final and irreversible upon the signing and notarization of the present document. Once this Agreement is signed and notarized, the Party of the Second Part will make the final and entire payment to the Party of the First Part. Once this process is complete, the Party of the First Part cannot withdraw from the present Agreement for any reason whatsoever, except by express and written consent from the Party of the Second Part.

For the Party of the First Part:

Manuel Cámara-Montull, Esq.	Date

CEO

Puerto Rico Industrial Holdings Biotech Corporation

For the Party of the Second Part:

David Mitchell	Date

Authorized Representative of Green Spirit Industries, Inc.,

Sole Member of Project 1493, LLC.